EXECUTIVE OFFICE
700 East Ninth Avenue, Ste. 200F
DENVER, CO 80203, USA
Telephone: (+1) 720 570 3858
Website: www.magellanpetroleum.com

AUSTRALIAN OFFICE
Level 10, 145 Eagle Street
BRISBANE QLD 4000, AUSTRALIA
(GPO Box 2766, Brisbane Q 4001)
Telephone: (+61) 7 3224 1600
Facsimile: (+61) 7 3224 1699
Email: magadmin@magpet.com.au

ARBN 117 452 454

April 30, 2012

Company Announcements Office
Australian Securities Exchange
Level 10, 20 Bond Street
SYDNEY, NSW 2000

The Manager

ACTIVITIES REPORT FOR THE QUARTER ENDED MARCH 31, 2012

This report is submitted by Magellan Petroleum Corporation (NASDAQ:MPET) (ASX Code MGN) ("Magellan" or "the Company") in compliance with the Australian Stock Exchange Listing Rule 5.2, and covers the quarter **January 1 to March 31, 2012**.

This report is based upon, and accurately reflects, information compiled by a person who is a practicing geologist, who holds a Bachelor of Science Degree in Geology, who has had a minimum of five years experience in the practice of geology, and who is a full time employee in Magellan Petroleum Corporation's group of companies.

OIL & GAS SALES

Natural Gas

The Company's share of natural gas sales volumes during the quarter ended March 31, 2012, decreased by 75 percent from the quarter ended March 31, 2011, as detailed below:

Field (Magellan Share)	Million Cubic Feet		Terajoules	Variance
	Total	Daily		
Mereenie*	—	—	—	0%
Palm Valley	43	0.47	45	(75)%
Total Gas	43	0.47	45	(75)%

* *Gas sales from Mereenie Field ceased in February 2010.*

Activities Report to the ASX for the Quarter Ended March 31, 2012 Page 2

Crude Oil and Condensate

The Company's share of crude oil and condensate gross sales volumes during the quarter ended March 31, 2012, increased by 35 percent from the quarter ended March 31, 2011, as detailed below:

Fields (Magellan Share)	Barrels		Kilolitres	Variance
	Total	Daily		
Mereenie	20,457	225	13,084	54%
Poplar Fields	20,009	220	16,879	18%
Total Crude Oil and Condensate	40,466	445	29,963	35%

PRODUCTION AND DEVELOPMENT ACTIVITIES

AUSTRALIAN PRODUCTION

Palm Valley Gas Field (PL 3) – Amadeus Basin NT (52.023% Interest)

The Palm Valley gas field, which is operated by MPAL, produced a gross average of approximately 1.1 million cubic feet per day (MMcf/D) of natural gas for sale during the three months ended March 31, 2012. The Palm Valley Gas Purchase Agreement with the NT Power and Water Corporation terminated on January 16, 2012 after a 25 year term. New gas sales resumed during February 2012 pursuant to a month to month arrangement with Santos. Under this arrangement, sale terms are equivalent to those included in the Gas Supply and Purchase Agreement with Santos, which will become effective upon completion of the Amadeus Asset Swap agreement with Santos. Santos in turn has contracted our Palm Valley production to a blue-chip mining customer, and Magellan and Santos continue to pursue new contracts for our remaining proved gas reserves.

Mereenie Oil and Gas Field (PL 4 & 5) – Amadeus Basin NT (35% Interest)

The Mereenie oil and gas field, which is operated by Santos, produced a gross average of approximately 620 bbls of oil and condensate per day for sale during the three months ended March 31, 2012. The average price of oil at Mereenie, net of royalties, was AUD $139.66/bbl for the three months ended March 31, 2012, compared to AUD $135.34/bbl for the prior year period. There were no natural gas sales at Mereenie during the three months ended March 31, 2012.

UNITED STATES PRODUCTION

East Poplar Unit and Northwest Poplar – Montana

Magellan 100% operated intervals. During the three months ended March 31, 2012, Magellan sold 20 Mbbls of oil attributable to its net revenue interests in Poplar, compared to 17 Mbbls of oil sold during the same period in 2011. These results represent an 18% increase in average daily sales during those periods, from 187 boepd to 220 boepd. Approximately 2 Mbbls out of the 3 Mbbls increases were attributable to sales from the EPU 117 well, which produces out of Amsden formation, a new pool discovery made in January 2012. This well initially flowed at a rate exceeding 100 boepd. It was put on pump in April 2012, and we are currently establishing a stabilized production rate. The remaining production increase of 1 Mbbls is the result of several workovers and recompletions in existing wells producing out of the Charles formation.

Activities Report to the ASX for the Quarter Ended March 31, 2012  Page 3 The  EPU 119 well was  initially drilled  to  gather new data  about  the  various potential  formations,  particularly the deeper intervals, of Poplar and led to the successful farm‐out of the deeper intervals  to VAALCO  in September 2011. Following the completion of this well  in the B‐2 zone of the Charles  formation  in October 2011, Magellan determined that the EPU 119 well was not economical  in this  specific zone and that the Company will instead seek to complete this well in a different zone of the  Charles formation in the near future to seek additional production from Poplar.    In addition, Magellan will utilize  the EPU 119 well  to  test our ability  to  inject CO2  into  the Charles  formation under actual reservoir conditions. This  test will take  less than a month to conduct, after  which Magellan can recomplete this well in a new zone. In parallel with this injectivity test, Magellan  is conducting laboratory analysis to confirm the viability of a CO2 enhanced oil recovery program in  the Charles formation.   This analysis  includes various tests,  including minimum miscibility pressure,  and  testing will continue through  June 2012.   Magellan considers  the  initial  results,  that oil  in  the  Charles formation is miscible with CO2 at 3,000 psi, to be a favourable result.    VAALCO  65%  operated  intervals.    In  accordance  with  the  terms  of  the  VAALCO  SA,  VAALCO  is  required to spud three wells  in the deeper formations of Poplar by the end of December 2012 (See  Note 4). On  January 4, 2012, VAALCO spud  its  first well, EPU 120. The EPU 120 well was a vertical  well drilled to a depth of 9,251 feet. Log data and core samples taken throughout the drilling phase  yielded encouraging results  from  the  following deeper  formations: Bakken/Three Forks, Nisku, Red  River, and Winnipeg.    Based upon their analysis of this data, VAALCO will complete the EPU 120 well for production from  one of these formations.  Under the terms of the VAALCO SA, Magellan did not incur any costs in the  drilling of  the  EPU  120 well  and  is  entitled  to  a  35%  share of  any profits  realized  from  this well.  VAALCO has announced that they will drill their second well at Poplar as a horizontal well targeting  the Bakken and Three Forks formations.      EXPLORATION ACTIVITIES    AUSTRALIAN EXPLORATION    Exploration permit NT/P82  (Magellan 100%  interest)  lies  to  the  south and  southeast of  the Evans  Shoal gas  field within  the Bonaparte Basin. Planning  is  in progress  to undertake  the acquisition of  seismic data  to  fulfil  the  second year permit commitment of 100 km of 2D and 120  square km of  3D seismic data.    UNITED KINGDOM EXPLORATION    Northern  Petroleum  Operated  Licenses.  In  the Weald  Basin  of  Southern  England,  the  Company  participated (40% interest) in the Markwells Wood‐1 exploration well, which was drilled in PEDL 126  in  December  2010.  On  November  21,  2011,  this  well  was  completed  for  production  testing  to  establish  pressures  and  flow  rates  in  the  existing  wellbore.  Further  stimulation  of  the  well  was  performed during December 2011 and  February 2012, production  testing  continued  through April  2012 to establish a stabilized oil rate. As operator of the well, Northern Petroleum will continue to  publish periodic updates on the well status.   Limited quantities of oil volumes have been produced  from the Markwells Wood‐1.    In January 2012, the UK Department of Energy, in the 26th Licensing Round, announced it will award  a PEDL to the Isle of Wight Joint Venture, which is composed of Northern Petroleum (63%), Magellan  (23%), Egdon Resources (7%), Montrose Industries (5%), and Oil & Gas Investments (2%). The PEDL is  an exploration and development license for two part blocks located offshore in the Wessex Basin and

Activities Report to the ASX for the Quarter Ended March 31, 2012  Page 4 contains a potential Wytch Farm type play. Northern Petroleum is the operator. Commitments to the  PEDL consist of a contingent “Drill or Drop” well with a decision on drilling to be made before the end  of Permit Year 2.    Celtique Energie Operated Licenses. In the Weald Basin, Magellan and Celtique Energie each own a  50%  working  interest  in  four  licenses  (PEDL  231,  232,  234,  and  243)  covering  a  gross  total  of  approximately  270,000  acres,  all  expiring  on  June  30,  2014,  unless  extended.  Celtique  Energie  continues  to gather data  to assess  the prospect  for unconventional and conventional hydrocarbon  deposits  in these  licenses. In September 2011, Celtique completed the acquisition of approximately  200  km of  2D  seismic.    This  seismic  acquisition  fulfilled our  current work  commitment under  the  licenses. This seismic data  revealed several prospects and an exploratory drilling program  is under  development. These four licenses remain subject to contingent “Drill or Drop” requirements.    UNITED STATES EXPLORATION    At Poplar,  the EPU 117 well, spud  in October 2011, was completed  in  January 2012 as a new pool  producer in the Amsden formation at a depth of approximately 4800 feet. The well initially flowed at  a  rate  of  approximately  106  barrels  of  oil  per  day with  no  appreciable water.  This was  the  first  production from this formation within the Unit. In April 2012, the EPU 117 well was placed on pump  and is currently producing at an average rate of approximately 90 barrels of oil per day.        EXPENDITURES    Expenditures  incurred on exploration, appraisal, development, and production activities during  the  quarter ended March 31, 2012, totalled US $ 1.6 million. All figures are unaudited.      FORWARD LOOKING STATEMENTS    Statements  in  this  release which  are  not  historical  in  nature  are  intended  to  be,  and  are  hereby  identified  as,  forward‐looking  statements  for  purposes  of  the  United  States  Private  Securities  Litigation Reform Act of 1995. These statements about the Company may relate to its businesses and  prospects,  revenues, expenses, operating  cash  flows, and other matters  that  involve a number of  uncertainties that may cause actual results to differ materially from expectations. Among these risks  and uncertainties are pricing and production  levels  from  the properties  in which  the Company has  interests, the extent of the recoverable reserves at those properties and the future outcome of the  negotiations  for gas sales contracts  for  the remaining uncontracted reserves at both  the Mereenie  and Palm Valley gas  fields  in  the Amadeus Basin.  In addition,  the Company has a  large number of  exploration permits and  faces the risk that any wells drilled may  fail to encounter hydrocarbons  in  commercially recoverable quantities.  For a more complete disclosure of the risk factors pertaining to  the Company’s forward looking statements, please see Item 1A. Risk Factors, in the Company’s 10‐K  filed with  the United States Securities and Exchange Commission. Any  forward‐looking  information  provided in this release should be considered with these factors in mind. The Company assumes no  obligation to update any forward‐looking statements contained in this release, whether as a result of  new information, future events, or otherwise.      Yours sincerely